Exhibit 17(d)

[BOFA SECURITIES, INC. LETTERHEAD]

December 9, 2019

The Board of Directors

Crescent Capital BDC, Inc.

11100 Santa Monica Boulevard

Suite 2000

Los Angeles, CA 90025

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated August 12, 2019, to the Board of Directors of Crescent Capital BDC, Inc. (“Crescent Capital BDC”) as Annex C-2 to, and to the reference thereto under the headings “SUMMARY — The Crescent Capital BDC Board Received an Opinion From its Financial Advisor Regarding the Merger Consideration,” “DESCRIPTION OF THE TRANSACTIONS — Background of the Transactions,” “DESCRIPTION OF THE TRANSACTIONS — Reasons for the Transactions,” “DESCRIPTION OF THE TRANSACTIONS — Opinion of the Financial Advisor to the Crescent Capital BDC Board” and “DESCRIPTION OF THE TRANSACTIONS — Financial Forecasts and Estimates” in, the joint proxy statement/prospectus relating to the proposed merger involving Crescent Capital BDC and Alcentra Capital Corporation, which joint proxy statement/prospectus forms a part of Amendment No. 2 to Crescent Reincorporation Sub, Inc.’s Registration Statement on Form N-14 (File No. 333-233995) to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BOFA SECURITIES, INC.

BOFA SECURITIES, INC.